February 9, 2006

U.S. Securities & Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

I have read the statements about my firm included under Item 4 in the Form 8-K filing dated January 27, 2006 of Amerimine Resources, Inc. (formerly Capital Hill Gold, Inc.) and I am in agreement with the statements contained therein.

Very truly yours,

Michael J. Larsen, CPA